NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Start of Lucky Shot Underground Drill Program to Complete Feasibility Study

FAIRBANKS, AK -- (November 19, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce the start of the Lucky Shot drill program to support completion of a Feasibility Study. We will be conducting the drill program in a series of four phases, which will focus on a combination of drilling from underground drifts and surface exploration - expected to be executed during Summer 2026. The underground exploration drilling targets ~18,000 meters (~59,055 ft) across 210 drill holes and is designed to in-fill the Lucky Shot vein resource to Proven and Probable categories. In parallel with in-fill drilling, selected holes will undergo hydrological, and geotechnical testing and monitoring to characterize the overall deposit. In addition to assaying the core, selected drill core will undergo advanced metallurgical, geochemical, and specific gravity tests to assist in building a reserve model for the deposit in support of a final Feasibility Study. Drilling began on November 19, 2025, and is expected to extend through 2026 with the Feasibility Study expected to be completed in 2027. Assays are expected to start being reported in Q1 2026 and will be released in batches.

Dave Larimer, the Company’s Exploration Manager said “It’s exciting to get back underground at the Lucky Shot mine! The initial phase of drilling is a decisive resource “In-Fill” program on the Lucky Shot Vein. In addition, we will be drill testing mineralized conjugate and relay structures off the Lucky Shot Vein system that have recently been mapped underground in the West Drift. Channel samples from the West Drift structure included 26.1 g/t gold, 379 g/t gold, and 9.1 g/t gold over 0.5 meters in length averaging ~139 g/t gold over 1.5 meters. The goal of this drill program is to gather the data required to build a robust and mature resource model to support a Final Feasibility Study.”

QUALIFIED PERSONS

Dave Larimer, CPG, Exploration Manager, a qualified person under S-K 1300, has approved the scientific and technical information related to exploration contained in this news release.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com